Exhibit 99.1

FOR IMMEDIATE RELEASE

StartEngine Acquires Vinovest to Broaden Access to Alternative Assets

Fine wine and whisky now join startups and pre-IPO opportunities on a growing investment platform

BURBANK, CA, MARCH 23, 2026 — StartEngine, a leading private investing platform, is pleased to announce the acquisition of Vinovest, a leading platform for fine wine and whisky investment. The deal further expands access to alternative assets for a growing network of more than 2.1 million, with $1.5 billion invested in total to date.¹

Total achieved when combined with StartEngine’s asset acquisition of competitor platform SeedInvest. See footnote 1 for more details.

Since 2014, StartEngine has connected users with a wide array of private market opportunities. That includes startups as well as pre-IPO opportunities, offering exposure to well-known private companies like Anthropic, Stripe, xAI, and more.²

“Vinovest opens the door to a new category of alternative assets for our investors, while staying true to our mission of expanding access to private markets,“ said Howard Marks, Co-Founder and CEO of StartEngine. “What stood out to me is how similar our communities are: investors looking for uncorrelated investments for their portfolios. Pre-IPO funds and wines are uncorrelated assets.”

Founded in 2019, Vinovest has built a community of 200,00 users.¹ The company has been entrusted with securing approximately $140 million worth of wine and whisky for its clients.

Vinovest uses data and industry expertise to source, authenticate, and store high-quality bottles in bonded warehouses. The platform handles portfolio management, insurance, and logistics, while investors can track performance over time and choose to sell or take delivery of their holdings.

Vinovest has also developed relationships in the wine industry, allowing top wineries from around the world to reach the next generation of collectors and investors in the company’s network.

Vinovest will continue to operate as a wholly owned subsidiary under its existing brand.

“When we started Vinovest, we believed that fine wine and whisky deserved a seat at the table alongside pre-IPO funds,” said Brent Akamine, Co-Founder and CEO of Vinovest. “Joining StartEngine means we can now bring that vision to more investors.”

The acquisition reflects what StartEngine believes is growing interest from retail investors in alternative assets. From private companies to fine wine and whisky, alternative assets have historically delivered diversification and uncorrelated returns. The broader alternative investment market is projected to reach nearly $60 trillion by 2033.³

Platforms like StartEngine and Vinovest are making them accessible to individual investors.

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About StartEngine

Launched in 2014, StartEngine is a leading platform for investing in startups and pre-IPO opportunities. The company is led by CEO Howard Marks, Co-Founder of Activision. In November 2023, the company launched StartEngine Private, providing accredited investors with exposure to prominent private companies like Anthropic, Stripe, xAI, and more.² Investors have committed $134.8M+ to date across 105+ pre-IPO offerings.

This communication is from StartEngine Crowdfunding, Inc. (“StartEngine”). StartEngine provides various offerings via StartEngine Primary LLC (“SE Primary”), a broker-dealer registered with the SEC and FINRA / SIPC. Investments in offerings on StartEngine are speculative, illiquid, and involve a high degree of risk, including the possible loss of your entire investment.

To raise funds, invest, or trade on the StartEngine platform, visit www.startengine.com.

About Vinovest

Vinovest is a leading platform for fine wine and whisky investing, with over $150 million invested. Vinovest combines expert curation, bonded warehouse storage, and a proprietary trading platform to make world-class alternative assets accessible to every investor. For more information, visit www.vinovest.co.

The information on our website and Vinovest’s website is not incorporated by reference into this release.

Media Contact

Scott Murphy

Director of Content

StartEngine

scott.murphy@startengine.com

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1. StartEngine’s user base was determined by the number of unique email addresses in the company’s database as of 04-03-2025. Vinovest’s user base was also determined by the number of unique email addresses in the company’s database. One individual may have more than one email address. In May 2023, StartEngine acquired assets of SeedInvest, including email lists for SeedInvest’s users, investors and founders. Click here for more details. Amount invested includes $470M in funds raised previously through offerings conducted on www.seedinvest.com outside of the StartEngine platform.

2. The companies listed on StartEngine Private are not involved in or endorsing these investments, and have not approved StartEngine Private LLC or its affiliates.

Rather, when you invest through StartEngine Private, you are buying an interest in a separate Series of StartEngine Private LLC, not stock directly in the companies listed. The Series may hold shares directly or through a special-purpose vehicle (SPV). Your interests may differ from the companies’ stock in both rights and value, and there may not be a one-to-one economic parity between the value of Series interests and the underlying shares. The Series also bears its own costs (such as transaction and administrative expenses), which may reduce investor returns.

These offerings are made under Regulation D, Rule 506(c), through StartEngine Primary LLC (member FINRA/SIPC), and are available only to accredited investors. These investments are speculative, illiquid, and high risk, and you should be prepared to hold them indefinitely and to bear the risk of losing your entire investment.

StartEngine and its affiliates do not provide financial, investment, legal, or tax advice. This update may include information from third party or public sources that has not been independently verified and may be incomplete or inaccurate. Before investing, review the full offering documents on the offering pages and consult your advisors.

3. Source: Marshall Lux, Ishita Birmani, Jack Zoltak, “Alternative Investments by Individual Investors: The Next Frontier for Private Equity,” Georgetown University’s Psaros Center for Financial Markets and Policy, June 2025